Exhibit 23(iii)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eagle Life Insurance Company:

We consent to the use of our report dated May 25, 2010, with respect to the balance sheets of Eagle Life Insurance Company (the Company) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2009, and for the period from August 28, 2008 (date of inception) through December 31, 2008, and all related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading “Experts and Counsel” in the prospectus.

/s/ KPMG LLP

Des Moines, Iowa
June 17, 2010

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Equity Investment Life Insurance Company:

We consent to the use of our report dated April 30, 2010, with respect to the consolidated balance sheets of American Equity Investment Life Insurance Company (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading “Experts and Counsel” in the prospectus.

Our report dated April 30, 2010, states the Company changed its method of evaluating other-than-temporary impairments of debt securities as of January 1, 2009 due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board (FASB) and the Company changed its method of measuring fair value as of January 1, 2008 due to the adoption of new accounting requirements issued by the FASB.

/s/ KPMG LLP

Des Moines, Iowa
June 17, 2010